AMENDMENT TO PARTICIPATION AGREEMENTS

NEW ENGLAND LIFE INSURANCE COMPANY (the “Company”) on behalf of itself and certain of its separate accounts (the “Accounts”); BRIGHTHOUSE FUNDS TRUST II (the “Fund”); BRIGHTHOUSE INVESTMENT ADVISERS, LLC (the “Adviser”) and BRIGHTHOUSE SECURITIES, LLC (the “Underwriter”) entered into a participation agreement dated March 6, 2017, as amended, (the “Agreement”). This Amendment (the “Amendment”) to the Agreements is entered into as of January 1, 2021, by and among the Company on its own behalf and on behalf of each Account of the Company as set forth in the Agreement, the Fund, the Adviser and the Underwriter (“the Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreements, the Accounts invest in shares of certain of the portfolios (“Portfolios”) that constitute separate portfolios of the Fund and that serve as funding vehicles for the Accounts offered under variable annuity and/or life insurance contracts issued by the Company (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract Owners”); and

WHEREAS, the Fund maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds; and

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Rule 30e-1 under the 1940 Act requires the Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Portfolios; and

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such applicable Fund shareholder reports to Contract Owners, and

WHEREAS, the Parties desire to amend the Agreements to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Fund to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 including the website hosting of certain Fund materials required by Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2; and

WHEREAS, the Company cannot host such website in a manner consistent with the conditions of Rule 30e-3 unless the Fund prepares and provides certain Fund documents and materials that are specified in Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances; and

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to amend the Agreement by supplementing it as follows:

1.

Maintaining Website; Posting and Availability of Fund Shareholder Reports and Other Required Materials. The Company, on behalf of the Accounts, shall be responsible for and shall fulfill the website posting and other applicable conditions specified in Rule 30e-3(b). Without limiting the generality of the foregoing:

a.

The Fund and Adviser and/or Underwriter shall provide the Company on behalf of the Accounts (or the Company’s designee) with the following materials relating to each Portfolio so that the Company can post the materials to the Company website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be free of charge and shall include: (i) the Fund’s most recent annual or semi-annual report to shareholders for the year or semi-annual period completed at least 60 days prior to the current date; (ii) the Fund’s immediately preceding report to shareholders (iii) the complete portfolio holdings of the Fund as of the date of Fund’s reports specified in (i) and/or (ii) above, if any, that contain a summary schedule of investments; and (iv) the portfolio holdings for the Fund’s most recent first and third fiscal quarters ended at least 60 days prior to the current date; (v) the current summary prospectus for the Fund; (vi) the current statutory prospectus for the Fund; and (vii) the current statement of additional information (“SAI”) for the Fund (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)); (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3 or 498A, are defined as the “Required Materials”). The Fund shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than three (3) days before a Report is required to be posted to the Specified Website. The Fund shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely but no later than 3 days prior to the effective date of the annually updated prospectuses and on a continuous basis with respect to supplements to prospectuses (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts. The Specified Website is as identified in Schedule A hereto, may be changed by the Company from time to time in its sole discretion;

b.	The Fund shall ensure that the Required Materials provided to the Company or its designee are in an electronic format, or formats, that are suitable for website posting and convenient for reading online and printing on paper (in accordance with Rule 30e-3(b)(3) and Rule 498A(h)(2)(i));

c.

The Company shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 1(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3));

2.	Website Hosting and Notice Fee.

a.

The Fund and/or Adviser and/or Underwriter, as appropriate, shall bear their proportional documented costs of managing, formatting, hosting and maintaining Fund’s Required Materials on the website hosted by the Company. The Fund and/or Adviser and/or Underwriter, as appropriate, shall also bear the documented cost of managing, formatting, hosting and distributing the Required Materials for electronic delivery.

b.

The Fund and/or Adviser and/or Underwriter, as appropriate, shall bear their proportional documented costs of preparing and mailing the Notices of the availability of the Fund’s Reports to Contract Owners (the Notices required by paragraph (c) of Rule 30e-3).

c.

In order for the Company to ensure that the Required Materials are kept current and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and Contracts, the Fund shall promptly provide to the Company any amendments to the Required Materials;

d.

The Company shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (c) of Section 1 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) and “Registrant” referred to in said paragraph (h)(4) of Rule 498A of Rule 30e-3 means the Company on behalf of the Accounts).

e.

The Fund shall prepare and provide the Fund’s Statutory Prospectus and SAI in a format that permits persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

3.	Provision of Required Materials for Paper Delivery.

a.

The Fund, Adviser and/or Underwriter or their designee shall, if requested by the Company provide such electronic or other documentation as is reasonably necessary to have the then current Required Materials printed for distribution (pursuant to requests from Contract Owners; see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A) and the Company shall fulfill such requests.

b.

The Fund and/or Adviser and/or Underwriter as appropriate, shall reimburse the Company for the documented costs of printing and mailing the Fund’s Required Materials to Contract Owners, including the paper notice and ad hoc request pursuant to Sections 4 and 5. This reimbursement is in addition to, and not part of or in lieu of, the expenses specified in Section 2 above.

4.	Paper Notice to Contract Owners. The Company shall be responsible for providing to its Contract Owners a paper Notice that meets the conditions of paragraphs (c) and (d) of Rule 30e-3.

5.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A.

6.

Investor Elections to Receive Future Fund Reports in Paper. The Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3.

7.

Content of Required Materials. The Required Materials as posted on the Specified Website shall constitute promotional materials of the Fund for purposes of the indemnification provisions contained in the Agreement.

8.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Fund and Underwriter shall ensure that a summary prospectus is used for each Portfolio, in accordance with paragraph (j)(1)(ii) of Rule 498A.

9.

Fund Performance and Expense Data. The Fund shall provide such data that relate to any Portfolio’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Fund shall provide:

a.

the “Annual Portfolio Company Expenses” for the Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

b.

the “Total Annual Fund Operating Expenses” for the Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

c.

(iii) the “average annual total returns” for the Fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and, as applicable, in accordance with Instruction 7 to Item 17 of Form N-4 and Instruction 7 to Item 18 of Form N-6).

The Fund shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of the Fund’s fiscal year.

10.	Construction of this Amendment; Agreement.

a.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A, each as it may be amended from time to time, and any interpretations of Rules 30e-3 and 498A by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

b.

To the extent the terms of this Amendment conflict with the terms of the Agreements, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreements shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

11.	Indemnification. [Reserved]

12.

Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment. The Fund and/or Adviser and/or Underwriter will provide all Required Material beginning January 1, 2021 or such later date as specified in this Amendment.

13.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing an electronically or manually signed copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

NEW ENGLAND LIFE INSURANCE COMPANY (on behalf of itself and each Separate Account)

(“the Company”)

By:	/s/ Jason Frain

Print Name: Jason Frain

Title: Vice President

BRIGHTHOUSE FUNDS TRUST II (the “Fund”)

By:	/s/ Kristi Slavin

Print Name: Kristi Slavin

Title: President

BRIGHTHOUSE INVESTMENT ADVISERS, LLC (the “Adviser”)

By:	/s/ Kristi Slavin

Print Name: Kristi Slavin

Title: President

BRIGHTHOUSE SECURITIES, LLC (the “Underwriter”)

By:	/s/ Donald Leintz

Print Name: Donald Leintz

Title: Vice President

APPENDIX A

Specified Website:

www.brighthousefinancial.com/